SUB-ITEM 77I:  Terms of new or amended securities

The response to sub-item 77I with respect to the First Southwest Shares and Thornburg Shares of the Daily Tax Free Income Fund, Inc. (the "Company") is incorporated by reference to the Company's Post-Effective Amendment No. 37, as filed with the Securities and Exchange Commission on February 27, 2004 (Accession No. 0000806620-04-000002).